Filed Pursuant to Rule 424(b)(7)
Registration No. 333-224337

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated June 26, 2018)

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

Primary Offering of

8,480,000 Shares of Common Stock Upon Exercise of Warrants

Secondary Offering of

15,418,626 Shares of Common Stock
3,273,803 Warrants to Purchase One-Half of One Share of Common Stock

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The following information amends and supplements information contained in the prospectus, dated June 26, 2018, as amended by Prospectus Supplement No. 1, dated March 26, 2019 (collectively, the “Prospectus”). This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information that is presented herein supersedes the information contained in the Prospectus. This Prospectus Supplement No. 2 is not complete without, and may only be delivered or utilized in connection with, the Prospectus, including any amendments or supplements thereto.

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Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 8 of the Prospectus and any risk factors included in any prospectus supplement and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 2 is June 28, 2019.

SELLING SECURITYHOLDERS

The following information is being provided to update the selling securityholder table in the Prospectus to reflect a distribution by M III Sponsor I, LLC of 916,028 shares of Common Stock and 190,000 Warrants to its members (including M III Acquisition Employee Partnership I, LLC), and a subsequent distribution by M III Acquisition Employee Partnership I LLC of 132,163 shares of Common Stock to its members. Where the name of a selling securityholder identified in the tables below also appears in the tables in the Prospectus, the information set forth in the tables below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the Prospectus. The percentages in the following table are based on 22,252,489 shares of our Common Stock outstanding as of June 18, 2019.

Common Stock

	Shares Beneficially Owned Prior to the Offering		Shared Offered Hereby	Shares Beneficially Owned After the Offering
Selling Securityholder	Number	Percentage (*)	Number	Number
M III Sponsor I, LLC (1)	484,464	2.2%	484,464	0
Mohsin Y. Meghji (2)	2,018,322	8.8%	1,938,015	80,307
Mohsin Meghji 2016 Gift Trust (1)	305,376	1.4%	305,376	0
Charles Garner	133,883	*	133,883	0
Enrique Acevedo	6,666	*	6,666	0
Christopher Good	11,666	*	11,666	0
Niurka Inoa	2,500	*	2,500	0
Brian Griffith	10,000	*	10,000	0
Suleman Lunat	47,221	*	47,221	0
Christopher Pappano	3,000	*	3,000	0
Philip Kassin	40,000	*	40,000	0
Wesley Sima	1,663	*	1,663	0
(*)         Represents less than 1%.

(1)
Mohsin Y. Meghji is the managing member of M III Acquisition Partners I LLC (“M III Acquisition”), the sole managing member of M III Sponsor I LLC (“M III Sponsor”). Mr. Meghji’s spouse is the trustee of the Mohsin Meghji 2016 Gift Trust (the “Trust”). Mr. Meghji may, by reason of his status as the sole managing member of M III Acquisition, which is the sole managing member of M III Sponsor, be deemed to beneficially own the Common Stock held by M III Sponsor. Mr. Meghji may, by reason of being the spouse of the trustee of the Trust, be deemed to own beneficially the shares of Common Stock held by the Trust. Mr. Meghji disclaims beneficial ownership of the Common Stock held by the Trust, and held by M III Sponsor and M III Acquisition to the extent the Common Stock is held for the benefit of another designee. The business address of M III Sponsor, M III Acquisition and the Trust is c/o M-III Partners, LP, 130 West 42nd Street, 17th Floor, New York, New York 10036.

(2)
Shares beneficially owned prior to the offering includes 484,464 shares of Common Stock held of record by M III Sponsor, 305,376 shares of Common Stock held of record by the Trust, and, in the case of Mr. Meghji, 459,405 shares of Common Stock, 167,000 private warrants exercisable for 83,500 shares of Common Stock and 1,371,154 public warrants exercisable for 685,577 shares of Common Stock. Shares offered hereby includes 484,464 shares of Common Stock held of record by M III Sponsor, 305,376 shares of Common Stock held of record by the Trust, and, in the case of Mr. Meghji, 387,774 shares of Common Stock, 167,000 private warrants exercisable for 83,500 shares of Common Stock and 1,353,803 public warrants exercisable for 676,901 shares of Common Stock. Shares beneficially owned after the offering includes 17,351 public warrants exercisable for 8,676 shares of Common Stock, and 71,631 shares of Common Stock.

Warrants

	Warrants Beneficially Owned Prior to the Offering	Warrants Offered Hereby	Warrants Beneficially Owned After the Offering
Selling Securityholder
Private Placement Warrant Holders and Founder Share Holders
Mohsin Y. Megjji(1)	1,538,154	1,520,803	17,351
M III Sponsor I, LLC	0	0	0
Charles Garner	20,000	20,000	0
Enrique Acevedo	1,500	1,500	0
Christopher Good	1,500	1,500	0

(1)
See footnote (1) to the Common Stock table above. Warrants beneficially owned prior to the offering reflects 1,371,154 public warrants and 167,000 private warrants. Warrants offered hereby reflects 1,353,803 public warrants and 167,000 private warrants. Warrants beneficially owned after the offering reflects 17,351 public warrants.